Exhibit 10.28

BUFFALO WILD WINGS, INC.

DIRECTOR COMPENSATION ARRANGEMENTS

FOR FISCAL YEAR 2009

For fiscal year 2009, beginning on December 29, 2008, the compensation for the directors who are not our employees was determined to be as set forth below. The cash fees are annual amounts payable quarterly. The annual equity grants will be issued immediately following election at the annual shareholders’ meeting.

Description	FY 2009

Board equity grants (chair and non-chair)
RSUs fully vested*	$60,000

Board fees
Chair	$40,000
Non-chair	$20,000

Compensation Committee fees
Chair	$16,000
Non-chair	$8,000

Governance/Nominating Committee fees
Chair	$10,000
Non-chair	$8,000

Audit Committee fees
Chair	$16,000
Non-chair	$8,000

Executive Committee fees
Chair	$5,000
Non-chair	$4,000

Compliance Committee fees
Non-chair	$8,000

*	RSUs for the number of shares equal to $60,000 divided by the current stock price.